SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C.  20549


                                FORM 8-K

                             CURRENT REPORT



                 Pursuant to Section 13 or 15(d) of the
                     Securities Exchange Act of 1934



Date of Report:  September 12, 1997




                          DBS INDUSTRIES, INC.






   DELAWARE                  0-28348                84-1124675
(State or other            (Commission            (I.R.S. Employer
Jurisdiction of            File Number)           Identification No.)
Incorporation)






         100 SHORELINE HIGHWAY, SUITE 100, MILL VALLEY, CA  94946
          (Address of principal executive offices)   (Zip Code)







   Registrant's telephone number, including area code:  (415) 380-8055

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Item 2.   Acquisition or Disposition of Assets.

     On August 29, 1997 the Company completed an agreement with EchoStar Communications Corporation ("EchoStar") to retire three convertible debentures, Series A, Series B and Series C (collectively, the "Debentures"), previously issued to EchoStar, in the aggregate principle amount of $4,640,000 together with accrued interest of $722,810.69 and certain legal fees and other expenses related to the transaction. In exchange for EchoStar's retirement of the debt, as evidenced by the Debentures, the Company transferred back to EchoStar 270,414 shares of EchoStar Class A common stock (the "EchoStar Shares") and approximately $936,000 from the proceeds of its settlement with Loral Aerospace Holdings, Inc. (see the Company's 10-QSB for the quarter ended June 30, 1997). The value of the EchoStar shares was based on a per share price of $16.57 which represents the closing bid price on August 27, 1997, the date the parties initially agreed to the terms of the transaction.

     The EchoStar Shares were being held as security for the Debentures and were received as a result of the merger of Direct Broadcasting Satellite Corporation ("DBSC") and EchoStar, which was completed on January 8, 1997. The Company received the EchoStar Shares in exchange for its ownership interest in DBSC. (see the Company's 8-K dated January 10, 1997).

                               SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                   DBS Industries, Inc.



Dated: September 12, 1997          FRED W. THOMPSON
                                   Fred W. Thompson, President & CEO